                                                                    EXHIBIT 23.1

                       [LETTERHEAD OF KPMG PEAT MARWICK LLP]




                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Golden State Bancorp Inc.

We consent to the incorporation by reference in the registration statements (No. 333-28037; 333-47309; 333-49477; 333-47607; 333-49423; 333-31713) on Form S-3
and Form S-8 of Golden State Bancorp Inc. of our report dated July 20, 1998, relating to the consolidated statements of financial condition of Golden State Bancorp Inc. as of June 30, 1998, and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of Golden State Bancorp Inc.

/s/ KPMG Peat Marwick LLP

Los Angeles, California
September 11, 1998